Exhibit (h)(xiii)

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED

SERVICES AGREEMENT FOR TRUST AND REGULATORY GOVERNANCE

This Second Amendment (the “Amendment”) to the Second Amended and Restated Services Agreement for Trust and Regulatory Governance dated as of September 20, 2018 (the “Agreement”), by and between Advisers Investment Trust (the “Trust”) and Foreside Fund Officer Services, LLC (“Foreside”), is entered into as of June 11, 2019 (the “Effective Date”).

WHEREAS, Foreside and the Trust (the “Parties”) desire to amend Schedule A of the Agreement to reflect the deletion of three Funds; and

WHEREAS, Section 12(a) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.

Schedule A to the Agreement is hereby deleted in its entirety and replaced by Schedule A attached hereto to reflect deletion of the Vontobel Global Emerging Markets Equity Institutional Fund, the Vontobel International Equity Institutional Fund, and the Vontobel Global Equity Institutional Fund.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, on the Execution Date.

ADVISERS INVESTMENT TRUST		FORESIDE FUND OFFICER SERVICES, LLC

By:	/s/ Barbara J. Nelligan	By:	/s/ David Whitaker
Name:	Barbara J. Nelligan	Name:	David Whitaker
Title:	President, Advisers Investment Trust	Title:	President

SCHEDULE A

LIST OF FUNDS

Effective as of June 11, 2019

The following series of the Trust are advised by Vontobel Asset Management, Inc. (the “Adviser”) as a series as now in existence and listed below, as well as such additional series may be established by the Trust from time to time and advised by the Adviser (each series a “Fund” and collectively, the “Funds”):

FUND NAME(S)

Vontobel U.S. Equity Institutional Fund

A-1